Filed pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-83497


           Prospectus Supplement to Prospectus dated August 20, 1999.

                                   $97,700,000

                            NATIONAL FUEL GAS COMPANY

                              6.50% Notes due 2022

                                 ---------------

     National Fuel Gas Company will pay interest on the notes on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2002. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2022. National may redeem the notes at its option in whole or in part at any time and from time to time on or after September 15, 2006, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date. National will also redeem the notes of any deceased beneficial owner at the option of the owner's representative, subject to some limitations.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                                                      Per Note          Total
                                                      --------          -----
Initial public offering price....................      100.00%       $97,700,000
Underwriting discount ...........................        2.90%        $2,833,300
Proceeds, before expenses, to National ..........       97.10%       $94,866,700

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from September 18, 2002 and must be paid by the purchaser if the notes are delivered after September 18, 2002.

                                 ---------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about September 18, 2002.

GOLDMAN, SACHS & CO.                                 EDWARD D. JONES & CO., L.P.

                                 ---------------

                 Prospectus Supplement dated September 12, 2002.

--------------------------------------------------------------------------------
                                  THE OFFERING

TITLE OF THE NOTES...................   6.50% Notes due 2022

ISSUER OF THE NOTES..................   National Fuel Gas Company

TOTAL PRINCIPAL AMOUNT BEING ISSUED..   $97,700,000

MATURITY DATE FOR PRINCIPAL..........   September 15, 2022

INTEREST RATE........................   6.50% annually

DATE INTEREST STARTS ACCRUING........   September 18, 2002

DUE DATES FOR INTEREST...............   Every March 15, June 15, September 15
                                        and December 15

FIRST DUE DATE FOR INTEREST..........   December 15, 2002

REGULAR RECORD DATES FOR INTEREST....   Every March 1, June 1, September 1 and
                                        December 1

REDEMPTION...........................   National may redeem the notes at its
                                        option in whole or in part at any time
                                        and from time to time on or after
                                        September 15, 2006, in each case at a
                                        redemption price equal to 100% of the
                                        principal amount of the notes being
                                        redeemed plus accrued and unpaid
                                        interest to the redemption date.
                                        National also will redeem the notes,
                                        subject to some limitations as described below under "Description of
                                        Notes--Redemption Upon Death of a
                                        Beneficial Owner," at the option of the
                                        representative of any deceased
                                        beneficial owner of the notes at a
                                        redemption price equal to 100% of the
                                        principal amount of the notes being
                                        redeemed plus accrued and unpaid
                                        interest to the redemption date.

RANKING..............................   The notes will constitute National's
                                        direct unsecured general obligations and
                                        will rank equally with all of National's
                                        other senior, unsecured and
                                        unsubordinated debt.
--------------------------------------------------------------------------------

                                 USE OF PROCEEDS

     National will use the net proceeds from the issuance and sale of the notes to repay commercial paper issued to temporarily refund $97.7 million of National's 6.214% medium-term notes due August 12, 2027 which medium-term notes were repaid by National at the option of the holders thereof on August 12, 2002. As of September 6, 2002, the commercial paper to be repaid had maturities of up to 12 days and had annual interest rates ranging from 2.0% to 2.11%. National may temporarily invest in short-term instruments any net proceeds pending their application to repay the specified commercial paper.

                            NATIONAL FUEL GAS COMPANY

     National Fuel Gas Company, a holding company registered under the Public Utility Holding Company Act of 1935, was organized under the laws of the State of New Jersey in 1902. National is engaged in the business of owning and holding securities issued by its ten directly owned active subsidiary companies. Except as otherwise indicated below, National owns all of the outstanding securities of its subsidiaries.

     National is a diversified energy company consisting of six reportable business segments.

     o The Utility segment operations are carried out by National Fuel Gas Distribution Corporation, a New York corporation. Distribution Corporation sells natural gas or provides natural gas transportation services to approximately 732,000 customers through a local distribution system located in western New York and northwestern Pennsylvania. The principal metropolitan areas served by Distribution Corporation include Buffalo, Niagara Falls and Jamestown, New York and Erie and Sharon, Pennsylvania.

     o The Pipeline and Storage segment operations are carried out by National Fuel Gas Supply Corporation, a Pennsylvania corporation. Supply Corporation provides interstate natural gas transportation and storage services for affiliated and nonaffiliated companies through
          (a) an integrated gas pipeline system extending from southwestern Pennsylvania to the New York-Canadian border at the Niagara River and
          (b) 27 underground natural gas storage fields owned and operated by Supply Corporation as well as four other underground natural gas storage fields operated jointly with various other interstate gas pipeline companies.

     o The Exploration and Production segment operations are carried out by Seneca Resources Corporation, a Pennsylvania corporation. Seneca is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in the Gulf Coast region of Texas and Louisiana, in California, in Wyoming and in the Appalachian region of the United States. Exploration and production operations are also conducted in the provinces of Manitoba, Alberta and Saskatchewan in Canada by Seneca's wholly-owned subsidiary, National Fuel Exploration Corp., an Alberta, Canada corporation.

     o The International segment operations are carried out by Horizon Energy Development, Inc., a New York corporation. Horizon engages in foreign and domestic energy projects through investments as a sole or substantial owner in various business entities. These entities include Horizon Energy Holdings, Inc., a New York corporation, which owns 100% of Horizon Energy Development B.V. Horizon B.V. is a Dutch company whose principal asset is majority ownership of United Energy, a.s., a wholesale power and district heating company located in the northern part of the Czech Republic.

     o The Energy Marketing segment operations are carried out by National Fuel Resources, Inc., a New York corporation engaged in the marketing and brokerage of natural gas and the performance of energy management services for industrial, commercial, public authority and residential end-users in the northeastern United States.

     o The Timber segment operations are carried out by Highland Forest Resources, Inc., a Pennsylvania corporation, and by a division of Seneca known as its Northeast Division. This segment markets timber from its New York and Pennsylvania land holdings, owns four sawmill operations in northwestern Pennsylvania and processes timber consisting primarily of high quality hardwoods.

     National's other wholly-owned subsidiaries are not included in any of the six reportable business segments and consist of the following:

     o Upstate Energy Inc., a New York corporation engaged in wholesale natural gas marketing and other energy-related activities. (National anticipates that it will merge Upstate into National Fuel Resources, with National Fuel Resources being the surviving entity.)

     o Leidy Hub, Inc., a New York corporation formed to provide various natural gas hub services to customers in the eastern United States.

     o Data-Track Account Services, Inc., a New York corporation which provides collection services principally for National's subsidiaries.

     o Horizon Power, Inc., a New York corporation formerly known as NFR Power, Inc., which is designated as an "exempt wholesale generator" under the Public Utility Holding Company Act of 1935 and is developing or operating mid-range independent power production facilities.

                             SELECTED FINANCIAL DATA

     The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. In the opinion of National, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended June 30, 2002 and 2001 have been made. The income statement data for the nine months ended June 30, 2002 and June 30, 2001, respectively, are not necessarily indicative of the results that may be expected for an entire year.

                                                               (IN THOUSANDS)

                                         NINE MONTHS ENDED                  TWELVE MONTHS ENDED
                                              JUNE 30,                          SEPTEMBER 30,
                                     -------------------------    ----------------------------------------
                                        2002           2001          2001           2000           1999
                                     ----------     ----------    ----------     ----------     ----------
SUMMARY OF OPERATIONS:
Operating revenues................   $1,219,887     $1,809,935    $2,100,352     $1,425,277     $1,263,274
Net income available for
  common stock....................     $112,807       $164,878       $65,499       $127,207       $115,037


     The following table shows National's ratio of earnings to fixed charges for the periods indicated:

                                  FISCAL YEARS ENDED SEPTEMBER 30,
TWELVE MONTHS ENDED    ------------------------------------------------------
   JUNE 30, 2002          2001       2000       1999       1998       1997
-------------------    ---------- ---------- ---------- ---------- ----------
       1.10               1.94       2.98       3.02       1.66       4.01

     The following table shows National's consolidated capitalization and short-term debt at June 30, 2002 and as adjusted for this offering and the reclassification of certain medium-term notes.

                                                              (IN THOUSANDS)
                                                                                 ADJUSTED*
                                                                        ---------------------------
                                                    AT JUNE 30, 2002       AMOUNT        PERCENT
                                                    ----------------    ------------  -------------
Capitalization:
  Comprehensive shareholder's equity..............     $1,078,380        $1,078,380       48.42%
  Long-term debt, net of current portion..........      1,048,842         1,148,842       51.58
                                                       ----------        ----------      -------
  Total capitalization............................     $2,127,222        $2,227,222      100.00%
                                                       ==========        ==========      =======
Short-term debt, including current portion of
  long-term debt..................................     $  494,010        $  394,010

------------------

* To give effect to the issuance of $97,700,000 in principal amount of the notes being offered by this prospectus supplement, and the reclassification of $2,300,000 of medium-term notes from "Current Portion of Long-Term Debt" to "Long-Term Debt." Adjusted amounts do not reflect any sales by National of common stock subsequent to June 30, 2002 pursuant to National's Direct Stock Purchase and Dividend Reinvestment Plan and employee benefit plans or any possible future issuance and sale from time to time by National or its subsidiaries of additional debt and equity securities as needed.


                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements and supersedes, to the extent inconsistent, the description of the general terms and provisions of the notes set forth under "Description of Debt Securities" in the accompanying prospectus, to which reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under "Description of Debt Securities" in the accompanying prospectus.

     GENERAL

     The notes will be issued as a series of debt securities under an Indenture, dated as of October 1, 1999, between National and The Bank of New York, as trustee. An Officer's Certificate will supplement the Indenture and establish the specific terms of the notes. The notes will be issued in book-entry only form, that is as one or more global certificates registered in the name of The Depository Trust Company or its nominee, and in denominations of $1,000 and integral multiples of $1,000.

     INTEREST AND PAYMENT

     Each note will bear interest at 6.50% per year from the date of original issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year to the person in whose name the note is registered at the close of business on the first day of the month in which the applicable interest payment date falls. Interest accrued on the notes that is payable at maturity or earlier redemption will be payable to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. The initial interest payment date will be December 15, 2002, and the payment on that date will include all interest accrued from the date of issuance. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full calendar month, on the basis of the actual number of days elapsed. In the event that any interest payment date is not a business day, then payment of the interest will be made on the next business day, without any interest or other payment in respect of the delay. In addition, if there has been a default in the payment of interest on any note, the defaulted interest may be payable to the holder of the note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by National for payment of this defaulted interest, and not less than 10 days after the receipt by the trustee of National's notice of the proposed payment, or in any other lawful manner as provided in the Indenture.

     MATURITY

     The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but excluding) the maturity date, on September 15, 2022. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day, without any interest or other payment in respect of the delay.

     OPTIONAL REDEMPTION

     National will be permitted to redeem the notes at its option before their stated maturity, as described below. The notes will not be entitled to the benefit of any sinking fund, which means that National will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require National to buy your note from you before its stated maturity except as described below under "--Redemption Upon Death of a Beneficial Owner."

     National will have the right to redeem the notes, in whole or in part, at any time and from time to time on or after September 15, 2006, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date. National will provide written notice of its intent to redeem the notes not less than 30 nor more than 60 days prior to the redemption date. If the redemption notice is given and funds deposited as required by the Indenture, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If any redemption date is not a business day, National will pay the redemption price on the next business day without any interest or other payment due to the delay. On and after the redemption date, the redeemed notes will cease to bear interest, unless National defaults in the payment of the redemption price. If such a default occurs, the principal amount of the notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus supplement until paid.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), National and its affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

     REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

     Unless the notes have been declared due and payable before their stated maturity by reason of an event of default under the Indenture, as more fully described in the accompanying prospectus under "Description of Debt Securities--Remedies--Acceleration of Maturity," or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of notes (such as an executor or administrator of the estate of the deceased) has the right to request redemption before the stated maturity of all or part of the notes, and National will be obligated to redeem that portion of the notes. By "personal representative or other person authorized to represent a deceased beneficial owner of notes," National means the person who has the right to sell, transfer or otherwise dispose of the beneficial ownership of the notes and the right to receive the proceeds from the note, as well as the interest and principal payable to the holder of the notes. However, during the period from the date of original issuance of the notes through and including September 15, 2003, which is referred to as the "initial period," and during any twelve month period that ends on and includes each subsequent September 15, each of which is referred to as a "subsequent period," National will not be obligated to redeem:

     o during any such period, any notes that in the aggregate exceed $25,000 in principal amount with respect to any one deceased beneficial owner, which is called the "$25,000 limitation," or

     o during any such period, notes exceeding in aggregate principal amount two percent of the aggregate principal amount of the notes offered by this prospectus supplement with respect to all deceased beneficial owners as a group, which is called the "two percent aggregate limitation."

     National may, at its option, redeem notes of any deceased beneficial owner during the initial period or any subsequent period in excess of the $25,000 limitation. Any optional redemption by National of this kind, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the two percent aggregate limitation for redemption of the notes for the initial period or any subsequent period. National may also, at its option, redeem interests of deceased beneficial owners in the notes in the initial period or any subsequent period in an aggregate principal amount exceeding the two percent aggregate limitation. Any optional redemption by National of this kind, to the extent it exceeds the two percent aggregate limitation, will not reduce the aggregate limitation for any subsequent period. Upon any determination by National to redeem notes in excess of the $25,000 limitation or the two percent aggregate limitation, notes will be redeemed in the order of receipt of redemption requests by the trustee.

     A personal representative of a deceased beneficial owner may initiate a request for redemption at any time and from time to time in any principal amount, as long as the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant through which the deceased beneficial owner owned the notes. By "participant," National means an institution that has an account with the depositary for the notes, which in this case initially will be The Depository Trust Company. The request for redemption must be in form satisfactory to the participant and must be accompanied by evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any documents, such as waivers, notices or certificates, that may be required under applicable state or federal law and any other evidence of the right to the redemption that the participant requires. The request must specify the principal amount of the notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements applicable to the depositary, the participant will then need to deliver to the depositary a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, the depositary will need to forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the two percent aggregate limitation. The trustee will promptly file with National each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the two percent aggregate limitation. National, the depositary and the trustee:

     o may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

     o    will have no responsibility:

          o for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased; and

          o for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

     In addition, neither National nor the Trustee has any responsibility for the actions of the depositary or any participant, or any other financial institution through which any of the notes may be held, with regard to redemption requests, including any failure to make, or any delay in making, such a request on the part of the depositary, any participant or any such other institution. Any representative wishing to request a redemption of notes will need to contact the relevant participant through which the notes are beneficially owned or, if those notes are beneficially owned through a participant indirectly through an account at another financial institution, instruct that institution to contact the participant to make the necessary arrangements to ensure that the request is made in a proper and timely manner.

     Subject to the $25,000 limitation and the two percent aggregate limitation, National will, after the death of any beneficial owner, redeem the notes beneficially owned by the decedent within 60 days following National's receipt of a redemption request from the trustee. If redemption requests exceed the $25,000 limitation or the two percent aggregate limitation during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem the notes. National may at any time notify the trustee that National will redeem, on a date not less than 30 nor more than 60 days after the date of the notice, all or any lesser amount of notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the two percent aggregate limitation. If National does so, notes will be redeemed in the order of receipt of redemption requests by the trustee.

     National will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the notes National redeems in accordance with a redemption request of the personal representative of a deceased beneficial owner. Subject to arrangements with the depositary, payment for the notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with the payment upon presentation of the notes to the trustee for redemption. The principal amount of any notes acquired or redeemed by National other than by redemption at the option of any personal representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the two percent aggregate limitation for the initial period or for any subsequent period.

     A note beneficially owned in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be beneficially owned by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, immediately prior to his or her death, was entitled to substantially all of the rights of a beneficial owner of the notes will be deemed the death of the beneficial owner, regardless of the recordation of the ownership interest on the records of the participant, if the decedent's rights are established to the satisfaction of the participant. Rights of this kind will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during that person's lifetime. In these cases, the trustee, beneficiary or other person(s) entitled to control the disposition of the notes will be deemed to be the personal representative of the decedent.

     If a redemption request is presented on behalf of a deceased beneficial owner and has not been fulfilled at the time National gives notice of its election to redeem the notes, the notes that are the subject of the pending redemption request will be redeemed before any other notes.

     Any redemption request may be withdrawn by the personal representative presenting the request upon delivery of a written request for withdrawal given by the participant on behalf of the personal representative to the depositary and by the depositary to the trustee not less than 30 days before the redemption date.

     During any time in which the notes are not represented by one or more global certificates, as described below, and are issued in definitive certificated form:

     o all references in this section of the prospectus supplement to participants and the depositary, including the depositary's governing rules, regulations and procedures, will be deemed deleted;

     o all determinations that the participants are required to make as described in this section will be made by National, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

     o    all redemption requests, to be effective, must

          o be delivered by the representative to the trustee, with a copy to National;

          o if required by the trustee and National, be in the form of the attached redemption request, with appropriate changes mutually agreed to by the trustee and National to reflect the fact that the redemption request is being executed by a representative, including provision for signature guarantees; and

          o be accompanied by the note that is the subject of the redemption request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the owner of the note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased's beneficial ownership of the note must also be delivered.

     BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company, which is known as DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for the notes, representing the aggregate principal amount of notes, will be issued and will be deposited with DTC.

     The following is based upon information furnished by DTC:

     o DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
          Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the NASD. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     o Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing the notes, except in the event that use of the book-entry system for the notes is discontinued, as discussed below.

     o To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     o The delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders and defaults.

     o Redemption notices will be sent to Cede & Co., as registered holder of the notes. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     o Neither DTC nor Cede & Co. will itself consent or vote with respect to notes. Under its usual procedures, DTC mails an Omnibus Proxy to National as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     o Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants and not of DTC or National, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of National, disbursement of payments to direct participants will be the responsibility of DTC, and further disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     DTC may discontinue providing its services as securities depositary for the notes at any time by giving written notice to National and the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates will be delivered to the beneficial owners. National may decide to replace DTC or any successor depositary. Additionally, National may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the notes will be printed and delivered.

     According to DTC, the foregoing information with respect to DTC is provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources that National believes to be reliable, but neither National, the underwriters nor the trustee take any responsibility for the accuracy thereof. Neither National, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of the notes or for maintaining, supervising or reviewing any records relating thereto.

     Except as provided herein, a beneficial owner of the notes may not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between National and the underwriters named below, National has agreed to sell to each of the underwriters named below and each of the underwriters severally has agreed to purchase the principal amount of notes set forth opposite their name below:

                           Underwriters              Principal Amount of Notes
                           ------------              -------------------------
          Goldman, Sachs & Co......................         $22,000,000
          Edward D. Jones & Co., L.P...............          75,700,000
                                                            -----------
               Total...............................         $97,700,000
                                                            ===========

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the notes if any are taken.

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 2.25% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. National has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The underwriters have in the past engaged, and the underwriters and their affiliates expect in the future to engage, in transactions with, and have provided, and may in the future provide, services for, National and National's affiliates, for which they have in the past received, and may in the future receive, customary fees.

     The expenses in connection with the offer and sale of the notes, other than underwriting discounts, are estimated at $250,000.

     National and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

                              VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for National by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters of New Jersey law, including the incorporation of National, will be passed upon only by Stryker, Tams & Dill LLP, Newark, New Jersey.

                     APPENDIX A--FORM OF REDEMPTION REQUEST

                            NATIONAL FUEL GAS COMPANY

                       6.50% NOTES DUE 2022 (THE "NOTES")

                              CUSIP NO. 636180 BD 2

     The undersigned,                  (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Indenture dated as of October 1, 1999, as amended, modified or supplemented from time to time (the "Indenture"), between National Fuel Gas Company (the "Issuer") and The Bank of New York, as trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), to the Issuer and to the Trustee that:

     1. [Name of deceased Beneficial Owner] ("Beneficial Owner") is deceased and died on [date of death].

     2. The Beneficial Owner owned $              principal amount of the
above-referenced Notes through the undersigned on the date of death.

     3. [Name of Representative] ("Representative") is (check one) |_| the personal representative of the Beneficial Owner or another person authorized to represent the Beneficial Owner or |_| a surviving joint tenant or a surviving tenant by the entirety of the Notes owned by the Beneficial Owner or |_| the trustee of a trust that owned the Notes for the Beneficial Owner.

     4. The Representative has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $ principal amount of said Notes be redeemed pursuant to the Indenture. The documents accompanying such request are in proper form and are in all respects satisfactory to the undersigned and the Representative is entitled to have the Notes to which this redemption request relates redeemed. The undersigned has obtained the appropriate social security number or other taxpayer identification number and signature with respect to the Beneficial Owner or Representative, as appropriate.

     5. The Participant holds the interest in the Notes with respect to which this redemption request is being made on behalf of the Beneficial Owner.

     6. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by Representative in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this redemption request as
of           , 20  .

                                          [PARTICIPANT NAME]

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------
                                          DTC Account Number:
                                                             -------------------
                                          Telephone:
                                                    ----------------------------

PROSPECTUS

                                   $97,700,000

                            National Fuel Gas Company

                                 DEBT SECURITIES

                          ___________________________


     National Fuel Gas Company may offer from time to time its debt securities (including debentures and medium-term notes).

     National Fuel Gas Company will provide specific terms of its debt securities, including their offering prices, interest rates, and maturities, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     National Fuel Gas Company may offer its debt securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 13 of this prospectus also provides more information on this topic.

     National Fuel Gas Company's principal executive offices are located at 10 Lafayette Square, Buffalo, New York 14203 and its telephone number is (716) 857-7000.

                          ___________________________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ___________________________




                 The date of this prospectus is August 20, 1999.

                            NATIONAL FUEL GAS COMPANY


     National Fuel Gas Company (National), a registered holding company under the Public Utility Holding Company Act of 1935, was organized under the laws of New Jersey in 1902. National is engaged in the business of owning and holding securities issued by its subsidiaries: National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, Seneca Independence Pipeline Company, Seneca Resources Corporation, Horizon Energy Development, Inc., National Fuel Resources, Inc., Upstate Energy, Inc., Niagara Independence Marketing Company, Leidy Hub, Inc., Highland Land & Minerals, Inc., Data-Track Account Services, Inc. and Utility Constructors, Inc.

     National and its subsidiaries (System) comprise a diversified energy company consisting of five major business segments:

     o the Utility segment, which sells natural gas and provides natural gas transportation services through a local distribution system located in western New York and northwestern Pennsylvania;

     o the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

     o the Exploration and Production segment, which is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in the Gulf Coast of Texas, Louisiana, and Alabama, in California, in Wyoming, and in the Appalachian region of the United States;

     o the International segment, which is engaged in foreign and domestic energy projects through investments as a sole or substantial owner in various business entities; and

     o the Other Nonregulated segment, which engages in the marketing and brokerage of natural gas and electricity and the performance of energy management services for utilities and end-users, natural gas marketing and other energy-related activities, the providing of various natural gas hub services to customers, the marketing of timber, the operating of sawmill and kilns, and the providing of collection services for other subsidiaries of National.

                       WHERE YOU CAN FIND MORE INFORMATION

     National files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by National with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including National. National also maintains an Internet site (http://www.nationalfuelgas.com). Information contained on National's Internet site does not constitute part of this prospectus.

     The SEC allows National to "incorporate by reference" the information that National files with the SEC, which means that National may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. National is incorporating by reference the documents listed below and any future filings National makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until National sells all of these debt securities. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.

     1. National's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (Form 10-K).

     2. National's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999.

     You may request a copy of these documents, at no cost to you, by writing or calling Anna Marie Cellino, Secretary, National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203, telephone (716) 857-7858.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. National has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. National is not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows National's ratio of earnings to fixed charges for the periods indicated:

                                        Fiscal Years Ended September 30,
                                     -------------------------------------

 Twelve Months ended
    June 30, 1999             1998        1997        1996        1995        1994
    -------------             ----        ----        ----        ----        ----

         2.87                 1.66        4.01        3.80        3.06        3.52


                                 USE OF PROCEEDS

     Except as may otherwise be set forth in the prospectus supplement, the proceeds from the sale of these securities may be used to reduce short-term indebtedness, to redeem or discharge higher cost indebtedness, to finance a portion of the System's capital expenditures, for corporate development purposes, including, without limitation, acquisitions made by or on behalf of National or its subsidiaries, and for other general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     GENERAL

     The following description sets forth certain general terms and provisions of National's unsecured debt securities, consisting of debentures and medium-term notes, that National may offer by this prospectus (Debt Security or Debt Securities). National will describe the particular terms of the Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

     The Debt Securities will be National's direct unsecured general obligations. The Debt Securities will be senior debt securities. National may issue the Debt Securities from time to time in one or more series. National will issue the Debt Securities under one or more separate Indentures (Indenture) between National and The Bank of New York, as trustee (Trustee).

     The following descriptions of the Debt Securities and the Indenture are summaries and are qualified by reference to the Indenture. The form of the Indenture is being filed as an exhibit to the registration statement, and you should read the Indenture for provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this "Description of Debt Securities," such provisions or defined terms are incorporated by reference herein. The Indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debt Securities.

     The Debt Securities will rank equally with all of National's other senior, unsecured and unsubordinated debt.

     Because National is a holding company that conducts all of its operations through subsidiaries, holders of Debt Securities will generally have a position junior to claims of creditors (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of the subsidiaries of National. No subsidiary currently has outstanding shares of preferred stock.

     The prospectus supplement relating to any series of Debt Securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    the title of the Debt Securities;

     o    the total principal amount of the Debt Securities;

     o the date or dates on which the principal of the Debt Securities will be payable and how it will be paid;

     o the rate or rates at which the Debt Securities will bear interest, or how such rate or rates will be determined;

     o the date or dates from which interest on the Debt Securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

     o any right to extend the interest payment periods for the Debt Securities and the duration of the extension;

     o the percentage, if less than 100%, of the principal amount of the Debt Securities that will be payable if the maturity of the Debt Securities is accelerated;

     o any date or dates on which, and the price or prices at which, the Debt Securities may be redeemed at the option of National and any restrictions on such redemptions;

     o any sinking fund or other provisions or options held by holders of Debt Securities that would obligate National to repurchase or otherwise redeem the Debt Securities;

     o any changes or additions to the Events of Default under the Indenture or changes or additions to the covenants of National under the Indenture;

     o if the Debt Securities will be issued in denominations other than $1,000;

     o if payments on the Debt Securities may be made in a currency or currencies other than United States dollars;

     o    any convertible feature or options regarding the Debt Securities;

     o any rights or duties of another person to assume the obligations of National with respect to the Debt Securities;

     o any collateral, security, assurance or guarantee for the Debt Securities; and

     o any other terms of the Debt Securities not inconsistent with the terms of the Indenture.

(See Section 301.)

     The Indenture does not limit the principal amount of Debt Securities or other debt securities thereunder that may be issued. The Indenture allows debt securities thereunder to be issued up to the principal amount that may be authorized by National.

     Debt Securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any Debt Securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the prospectus supplement, the covenants contained in the Indenture will not afford holders of Debt Securities protection in the event of a highly-leveraged or similar transaction involving National or in the event of a change in control.

     PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Debt Security is registered as of the close of business on the Regular Record Date for the Interest Payment Date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Debt Security, the defaulted interest may be paid to the holder of such Debt Security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by National for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such Debt Security may be listed, if the Trustee finds it practicable. (See Section 307.)

     Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the Debt Securities at maturity will be payable upon presentation of the Debt Securities at the corporate trust office of the Trustee, in The City of New York, as Paying Agent for National. National may change the place of payment on the Debt Securities, may appoint one or more additional Paying Agents (including National) and may remove any Paying Agent, all at the discretion of National. (See Section 602.)

     REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or Tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. National may change the place for registration of transfer and exchange of the Debt Securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

     SATISFACTION AND DISCHARGE

     National will be discharged from its obligations on the Debt Securities of a particular series, or any portion of the principal amount of the Debt Securities of such series, if it irrevocably deposits with the Trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the Debt Securities of such series at their maturity, stated maturity date, or redemption. (See Section 701.)

     The Indenture will be deemed satisfied and discharged when no Debt Securities remain outstanding and when National has paid all other sums payable by National under the Indenture. (See Section 702.)

     All moneys National pays to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the Holder of such Debt Security may look only to National for payment thereof. (See
Section 603.)

     LIMITATION ON LIENS ON SUBSIDIARY CAPITAL STOCK

     The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the outstanding Debt Securities (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National's option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

     This limitation does not apply to, or prevent the creation or existence of:

     (1) any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

     (2) any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

     (3) any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and
          (2) above, or of any Indebtedness secured thereby; provided, that,

          (a) the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding, and

          (b) the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

     (4) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

          (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a "Restricted Lien". This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National's Consolidated Capitalization. (See Section 608.)

     For this purpose, "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Common Shareholders' Equity;

     (2) Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Common Shareholders' Equity" as used above means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

     The term "Consolidated Subsidiary," as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

     For purposes of the limitation described in the first paragraph under this heading, "Indebtedness" means:

     (1) all indebtedness created or assumed by National for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

     The foregoing limitation does not limit in any manner the ability of: (1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

     In addition, the Indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National and The Bank of New York, as trustee, in an aggregate principal amount in excess of 5% of National's Consolidated Capitalization become secured pursuant to the provisions of the 1974 Indenture, National will secure the outstanding Debt Securities equally and ratably with those debentures. If National secures the outstanding Debt Securities, as provided in the prior sentence, and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 Indenture at any time decreases and as a result constitutes 5% or less of National's Consolidated Capitalization, the outstanding Debt Securities will no longer be secured. (See
Section 608.)

     As of June 30, 1999, the Consolidated Capitalization of National was approximately $1,670 million.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the Indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National's obligations on all Debt Securities and under the Indenture;

     o immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

     o National shall have delivered to the Trustee an officer's certificate and an opinion of counsel as to compliance with the foregoing.

     The terms of the Indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

     EVENTS OF DEFAULT

     "Event of Default" when used in the Indenture with respect to any series of Debt Securities, means any of the following:

     o failure to pay interest, if any, on any Debt Security of the applicable series for 30 days after it is due;

     o failure to pay the principal of or premium, if any, on any Debt Security of the applicable series when due (whether at maturity or upon earlier redemption);

     o failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after National receives written notice from the Trustee, or National and the Trustee receive a written notice from 33% of the holders of the Debt Securities of such series; however, the Trustee or the Trustee and the holders of such principal amount of Debt Securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default;

     o certain events in bankruptcy, insolvency or reorganization of National; or

     o any other event of default included in any supplemental indenture or officer's certificate for a specific series of Debt Securities.

(See Section 801).

     The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture.

     REMEDIES

     Acceleration of Maturity

     If an Event of Default with respect to fewer than all the series of Debt Securities occurs and continues, either the Trustee or the holders of at least 33% in principal amount of the Debt Securities of such series may declare the entire principal amount of all the Debt Securities of such series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding Debt Securities under the Indenture, only the Trustee or holders of at least 33% in principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

      At any time after a declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

     o National has paid or deposited with the Trustee a sum sufficient to pay:

          (1) all overdue interest, if any, on all Debt Securities of the series;

          (2) the principal of and premium, if any, on any Debt Securities of the series which have otherwise become due and interest, if any, that is currently due;

          (3)  interest, if any, on overdue interest; and

          (4)  all amounts due to the Trustee under the Indenture; or

     o any other Event of Default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

     Right to Direct Proceedings

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See
Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

     Limitation on Right to Institute Proceedings

     No holder of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

     o the holder has previously given to the Trustee written notice of a continuing Event of Default;

     o the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     o the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

     No Impairment of Right to Receive Payment

     However, such limitations do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest, if any, on a Debt Security on or after the applicable due date. (See Section 808.)

     Annual Notice to Trustee

     National will provide to the Trustee an annual statement by an appropriate officer as to National's compliance with all conditions and covenants under the Indenture. (See Section 606.)

     MODIFICATION AND WAIVER

     National and the Trustee may enter into one or more supplemental indentures without the consent of any holder of Debt Securities for any of the following purposes:

     o to evidence the assumption by any permitted successor of the covenants of National in the Indenture and in the Debt Securities;

     o to add additional covenants of National or to surrender any right or power of National under the Indenture;

     o    to add additional Events of Default;

     o to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of Debt Securities of any series in any material respect, such change, elimination, or addition will become effective only:

          (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

          (2) when no Debt Securities of the affected series remain outstanding under the Indenture;

     o    to provide collateral security for all but not part of the Debt
          Securities;

     o to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

     o to provide for the authentication and delivery of bearer securities and coupons attached thereto;

     o to evidence and provide for the acceptance of appointment of a successor trustee;

     o to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

     o to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to National may be served; or

     o to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

(See Section 1201.)

     The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the Indenture. (See Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected. (See Section 813.)

     If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

     o reduce the percentage in principal amount of the outstanding Debt Securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby.

     A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (See Section 1202.)

     The Indenture provides that Debt Securities owned by National or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

     National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same Debt Securities and the holder of every Debt Security issued upon the registration of transfer of or in exchange of such Debt Securities. A transferee will be bound by acts of the Trustee or National taken in reliance thereon, whether or not notation of such action is made upon such Debt Security. (See Section 104.)

     RESIGNATION OF A TRUSTEE

     A Trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and National. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if National has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the respective Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with such Indenture. (See Section 910.)

     NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

     TITLE

     National, the Trustee, and any agent of National or the Trustee, may treat the person in whose name Debt Securities are registered as the absolute owner thereof, whether or not such Debt Securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

     GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

     REGARDING THE TRUSTEE

     The Trustee will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of National and its affiliates.

                              PLAN OF DISTRIBUTION

     National may sell the Debt Securities in one or more series in any of three ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly to a limited number of purchasers or to a single purchaser.

     THROUGH UNDERWRITERS OR DEALERS. If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to Debt Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Debt Securities if any are purchased.

     THROUGH AGENTS. Debt Securities may be sold through agents designated by National from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the Debt Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by National to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     DIRECTLY. National may sell the Debt Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

     GENERAL INFORMATION. The prospectus supplement with respect to the Debt Securities will set forth the terms of the offering of such Debt Securities, including: (a) the name or names of any underwriters, dealers or agents; (b) the purchase price of such Debt Securities and the proceeds to National from such sale; (c) any underwriting discounts, agents' commissions and other items constituting underwriting compensation; (d) any initial public offering price; and (e) any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the prospectus supplement with respect to the Debt Securities, National may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from National at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, underwriters and dealers may be entitled under agreements entered into with National to indemnification by National against certain civil liabilities, including certain liabilities under the Securities Act of 1933 or to contribution by National with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to National's most recent Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The information incorporated in this prospectus by reference to National's most recent Annual Report on Form 10-K relating to the oil and gas reserves of Seneca Resources Corporation, which has been specifically attributed to Ralph E. Davis Associates, Inc., has been reviewed and verified by said firm and has been included herein in reliance upon the authority of said firm as an expert.

                                    LEGALITY

   The legality of the Debt Securities will be passed upon for National by Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, and for the underwriters, dealers, or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. However, all matters of New Jersey law, including the incorporation of National, will be passed upon only by Stryker, Tams & Dill LLP, Two Penn Plaza East, Newark, New Jersey 07105.

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
     No dealer, salesperson or other person is
authorized to give any information or to represent
anything not contained in this prospectus
supplement or the accompanying prospectus. You
must not rely on any unauthorized information or
representations. This prospectus supplement and
the accompanying prospectus is an offer to sell
only the notes offered hereby, but only under
circumstances and in jurisdictions where it is                             $97,700,000
lawful to do so. The information contained in this
prospectus supplement and the accompanying
prospectus is current only as of its date.                          NATIONAL FUEL GAS COMPANY


                                                                       6.50% Notes due 2022


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              TABLE OF CONTENTS
                                                                       ------------------

            Prospectus Supplement                                       [NATIONAL LOGO]

                                        Page                           ------------------
                                        ----

The Offering.............................S-2
Use of Proceeds..........................S-2
National Fuel Gas Company................S-3
Selected Financial Data..................S-4
Description of the Notes.................S-5                          GOLDMAN, SACHS & CO.
Underwriting............................S-12
Validity of the Notes...................S-13                      EDWARD D. JONES & CO., L.P.
Appendix A--Form of Redemption
  Request................................A-1

                  Prospectus

National Fuel Gas Company..................2
Where You Can Find More Information........2
Ratio of Earnings to Fixed Charges.........3
Use of Proceeds............................3
Description of Debt Securities.............4
Plan of Distribution......................13
Experts...................................14
Legality..................................15

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